                             ROCKY CREEK APARTMENTS
                             950 STEVENS CREEK ROAD
                                AUGUSTA, GEORGIA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF JUNE 1, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 10, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: ROCKY CREEK APARTMENTS
    950 STEVENS CREEK ROAD
    AUGUSTA, RICHMOND COUNTY, GEORGIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 120 units with a total of 131,400 square feet of rentable area. The improvements were built in 1979. The improvements are situated on 9.44 acres. Overall, the improvements are in fair condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective June 1, 2003 is:

                                              ($3,900,000)

                                        Respectfully submitted,
                                        AMERICAN APPRAISAL ASSOCIATES, INC.

                                        -s- Michael Bates
                                        ------------------------
July 10, 2003                           Michael Bates, MAI
#053272                                 Assistant Manager, Real Estate Group
                                        State of Georgia, Certified General Real
                                        Property Appraiser
                                          #CG00685

Report By:
Phillip McGinnis

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.......................................................      4
Introduction............................................................      9
Area Analysis...........................................................     11
Market Analysis.........................................................     14
Site Analysis...........................................................     16
Improvement Analysis....................................................     16
Highest and Best Use....................................................     17

                                    VALUATION

Valuation Procedure.....................................................     18
Sales Comparison Approach...............................................     20
Income Capitalization Approach..........................................     26
Reconciliation and Conclusion...........................................     37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Rocky Creek Apartments
LOCATION:                       950 Stevens Creek Road
                                Augusta, Georgia

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  June 1, 2003
DATE OF REPORT:                 July 10, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

   Size:                        9.44 acres, or 411,206 square feet
   Assessor Parcel No.:         007-0-020-01-0
   Floodplain:                  Community Panel No. 1301580020B (February 4,
                                1987)
                                Flood Zone C, an area outside the floodplain.
   Zoning:                      R-3B (Multiple-Family Residential Zone)

BUILDING:

   No. of Units:                120 Units
   Total NRA:                   131,400 Square Feet
   Average Unit Size:           1,095 Square Feet
   Apartment Density:           12.7 units per acre
   Year Built:                  1979

UNIT MIX AND MARKET RENT:

             GROSS RENTAL INCOME PROJECTION

                        Market Rent
              Square  ----------------  Monthly   Annual
 Unit Type     Feet   Per Unit  Per SF  Income    Income
---------------------------------------------------------
2Br/2Ba-2A20  1,095     $600     $0.55  $72,000  $864,000
                                 ------------------------
                                 Total  $72,000  $864,000
                                 ========================

OCCUPANCY:                      93%
ECONOMIC LIFE:                  45 Years
EFFECTIVE AGE:                  20 Years
REMAINING ECONOMIC LIFE:        25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                               SUBJECT PHOTOGRAPHS

            [PICTURE]                            [PICTURE]

   EXTERIOR - ENTRANCE DRIVEWAY         EXTERIOR - LEASING/CLUBHOUSE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

  As Vacant:                    Hold for future multi-family development
  As Improved:                  Continuation as its current use

METHOD OF VALUATION:            In this instance, the Sales Comparison and
                                Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                     Amount            $/Unit
---------------------                     ------            ------
Potential Rental Income                 $  864,000          $ 7,200
Effective Gross Income                  $  828,600          $ 6,905
Operating Expenses                      $  423,030          $ 3,525         51.1% of EGI
Net Operating Income:                   $  384,570          $ 3,205

Capitalization Rate                     9.50%
DIRECT CAPITALIZATION VALUE             $4,000,000 *        $33,333 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                          10 years
2002 Economic Vacancy                   10%
Stabilized Vacancy & Collection Loss:   10%
Lease-up / Stabilization Period         N/A
Terminal Capitalization Rate            10.00%
Discount Rate                           12.00%
Selling Costs                           2.00%
Growth Rates:
  Income                                3.00%
  Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE              $3,900,000 *        $32,500 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $3,900,000          $32,500 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)    $19,375 to $39,950
  Range of Sales $/Unit (Adjusted)      $26,156 to $39,950
VALUE INDICATION - PRICE PER UNIT       $3,900,000 *        $32,500 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales    3.64 to 6.29
  Selected EGIM for Subject             4.75
  Subject's Projected EGI               $  828,600
EGIM ANALYSIS CONCLUSION                $3,900,000 *        $32,500 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        $3,800,000 *        $31,667 / UNIT

RECONCILED SALES COMPARISON VALUE       $3,900,000          $32,500 / UNIT

--------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                        $3,900,000
  NOI Per Unit                          $3,800,000
  EGIM Multiplier                       $3,900,000
INDICATED VALUE BY SALES COMPARISON     $3,900,000  $32,500 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:         $4,000,000
  Discounted Cash Flow Method:          $3,900,000
INDICATED VALUE BY THE INCOME APPROACH  $3,900,000  $32,500 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:    $3,900,000  $32,500 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 950 Stevens Creek Road, Augusta, Richmond County, Georgia. Augusta identifies it as 007-0-020-01-0.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Phillip McGinnis on June 1, 2003. Michael Bates, MAI has not made a personal inspection of the subject property. Phillip McGinnis performed the research, valuation analysis and wrote the report. Michael Bates, MAI reviewed the report and concurs with the value. Michael Bates, MAI and Phillip McGinnis have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of June 1, 2003. The date of the report is July 10, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

    MARKETING PERIOD:           6 to 12 months
    EXPOSURE PERIOD:            6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Shelter VI Limited Partnership. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Augusta, Georgia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   -  Alexander Drive
West   -  Furys Ferry Road
South  -  Washington Road
North  -  Riverwatch Parkway

MAJOR EMPLOYERS

Major employers in the subject's area include US Military, local government, and local educational facilities. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                            NEIGHBORHOOD DEMOGRAPHICS

                                              AREA
                             ---------------------------------------------------
CATEGORY                     1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS     MSA
--------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                4,989        44,728       114,658     488,021
5-Year Population                 5,238        45,883       117,780     516,255
% Change CY-5Y                      5.0%          2.6%          2.7%        5.8%
Annual Change CY-5Y                 1.0%          0.5%          0.5%        1.2%

HOUSEHOLDS
Current Households                2,414        18,950        47,708     182,165
5-Year Projected Households       2,588        19,862        49,849     196,305
% Change CY - 5Y                    7.2%          4.8%          4.5%        7.8%
Annual Change CY-5Y                 1.4%          1.0%          0.9%        1.6%

INCOME TRENDS
Median Household Income        $ 38,799      $ 51,529      $ 40,549    $ 36,270
Per Capita Income              $ 26,655      $ 30,871      $ 25,387    $ 19,200
Average Household Income       $ 55,534      $ 72,441      $ 61,462    $ 51,437

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                               HOUSING TRENDS

                                             AREA
                            ----------------------------------------
CATEGORY                    1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS   MSA
----------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting        50.14%        31.33%        34.69%     27.39%
5-Year Projected % Renting     50.17%        30.72%        34.08%     26.64%

% of Households Owning         41.03%        61.33%        56.72%     63.46%
5-Year Projected % Owning      41.26%        62.18%        57.64%     64.78%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Multi-Family Residential
South - Multi-Family Residential
East  - Multi-Family Residential
West  - Multi-Family Residential

CONCLUSIONS

The subject is well located within the city of Augusta. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                 MARKET ANALYSIS

The subject property is located in the city of Augusta in Richmond County. The overall pace of development in the subject's market is more or less stable. There are no new apartment complexes under construction in the local market area. The following table illustrates historical occupancy rates for the subject's market.

  HISTORICAL OCCUPANCY

Period  Region  Submarket
-------------------------
 1Q03    92.9%    93.3%
 4Q02    93.9%    93.6%
 3Q02    95.8%    95.7%
 2Q02    94.9%    94.3%
 1Q02    93.5%    92.7%

{Source: Axiometrics.com Apartment Market Summary, Augusta, GA-SC 1Q03}

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Occupancy for the region has been declining for the past year and is below its 1Q02 level of 93.5%. The West Augusta submarket has followed a similar trend, however in the 4th quarter of 2002, the submarket has out-performed the regional market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

           HISTORICAL AVERAGE RENT

Period  Region  % Change  Submarket  % Change
---------------------------------------------
 1Q02   $551         -       $520         -
 2Q02   $558       1.3%      $523       0.6%
 3Q02   $571       2.3%      $548       4.8%
 4Q02   $566      -0.9%      $530      -3.3%
 1Q03   $568       0.4%      $534       0.8%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                COMPETITIVE PROPERTIES

  No.        Property Name       Units  Ocpy.  Year Built       Proximity to subject
------------------------------------------------------------------------------------------
  R-1    Stevens Creek Commons    256    95%      1976     Adjacent to subject.
  R-2    Ridgecrest Apartments    280    94%      1980     Adjacent to subject.
  R-3    Iron Horse Apartments    206    92%      1980     .2 miles NW of subject, on same
  R-4    Westbury Creek           120    94%      1984     Approximately 3 miles
  R-5    Champion Pines           220    97%      1990     Approximately 3 miles
Subject  Rocky Creek Apartments   120    93%      1979

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    9.44 acres, or 411,206 square feet
 Shape                        Irregular
 Topography                   Slightly slope
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Average
 Flood Zone:
   Community Panel            1301580020B, dated February 4, 1987
   Flood Zone                 Zone C
 Zoning                       R-3B, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                     ASSESSED VALUE - 2002
                --------------------------------  TAX RATE /  PROPERTY
PARCEL NUMBER     LAND     BUILDING     TOTAL     MILL RATE    TAXES
----------------------------------------------------------------------
007-0-020-01-0  $315,000  $2,140,000  $2,455,000  0.01516     $37,228

IMPROVEMENT ANALYSIS

 Year Built                   1979
 Number of Units              120
 Net Rentable Area            131,400 Square Feet
 Construction:
   Foundation                 Reinforced concrete slab
   Frame                      Heavy or light wood
   Exterior Walls             Brick or masonry
   Roof                       Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              sand volleyball, tennis court, gym room, car wash,
                              barbeque equipment, meeting hall, business office,
                              and parking area.
 Unit Amenities               Individual unit amenities include a balcony, cable
                              TV connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

Unit Mix:

                               Unit Area
 Unit Type    Number of Units  (Sq. Ft.)
----------------------------------------
2Br/2Ba-2A20       120           1,095

Overall Condition             Fair
Effective Age                 20 years
Economic Life                 45 years
Remaining Economic Life       25 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1979 and consist of a 120-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                COMPARABLE                COMPARABLE
          DESCRIPTION                    SUBJECT                  I - 1                     I - 2
          -----------                    -------                ----------                ----------
  Property Name                   Rocky Creek Apartments  Rocky Creek Apartments   West Eagle Green
LOCATION:
  Address                         950 Stevens Creek Road  950 Stevens Creek Road   249 Boy Scout Road
  City, State                     Augusta, Georgia        Augusta, Georgia         Augusta, Georgia
  County                          Richmond                Richmond                 Richmond
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          131,400                 131,400                  150,455
  Year Built                      1979                    1979                     1973
  Number of Units                 120                     120                      165

  Unit Mix:                           Type        Total    Type            Total    Type              Total
                                  2Br/2Ba-2A20     120    2Br/2Ba           120    1Br/1Ba              15
                                                                                   2Br/1Ba             100
                                                                                   3Br/1Ba              50
  Average Unit Size (SF)          1,095                   1,095                    912
  Land Area (Acre)                9.4400                  10.0000                  11.5200
  Density (Units/Acre)            12.7                    12.0                     14.3
  Parking Ratio (Spaces/Unit)     2.00                    N/A                      2.00
  Parking Type (Gr., Cov., etc.)  Open                    Open                     Open
CONDITION:                        0                       Average                  Average
APPEAL:                           0                       Average                  Average
AMENITIES:
  Pool/Spa                        Yes/No                  Yes/No                   Yes/No
  Gym Room                        Yes                     Yes                      Yes
  Laundry Room                    No                      Yes                      Yes
  Secured Parking                 No                      No                       No
  Sport Courts                    Yes                     Yes                      Yes

OCCUPANCY:                        93%                     93%                      95%
TRANSACTION DATA:
  Sale Date                                               Current LOIs             March, 2000
  Sale Price ($)                                          $4,000,000               $6,591,780
  Grantor                                                                          Cornerstone Realty
  Grantee                                                                          Alliance MD Portfolio

  Sale Documentation                                      Current LOIs             680/1720
  Verification                                            AIMCO                    Public Records
  Telephone Number
ESTIMATED PRO-FORMA:                                      Total $   $/Unit  $/SF     Total $   $/Unit  $/SF
------------------------------------------------------------------------------------------------------------
  Potential Gross Income                                  $885,559  $7,380  $6.74  $1,140,000  $6,909  $7.58
  Vacancy/Credit Loss                                     $ 83,761  $  698  $0.64  $   91,200  $  553  $0.61
                                                          --------------------------------------------------
  Effective Gross Income                                  $801,798  $6,682  $6.10  $1,048,800  $6,356  $6.97
  Operating Expenses                                      $418,579  $3,488  $3.19  $  445,000  $2,697  $2.96
                                                          --------------------------------------------------
  Net Operating Income                                    $383,219  $3,193  $2.92  $  603,800  $3,659  $4.01
                                                          --------------------------------------------------
NOTES:
  PRICE PER UNIT                                                   $33,333                    $39,950
  PRICE PER SQUARE FOOT                                            $ 30.44                    $ 43.81
  EXPENSE RATIO                                                       52.2%                      42.4%
  EGIM                                                                4.99                       6.29
  OVERALL CAP RATE                                                    9.58%                      9.16%
  Cap Rate based on Pro Forma
   or Actual Income?                                                ACTUAL                    PRO FORMA

                                         COMPARABLE               COMPARABLE
          DESCRIPTION                      I - 3                    I - 4
          -----------                    ----------               ----------
  Property Name                   Westchester Apartments   Merrick Place
LOCATION:
  Address                         2905 Arrowhead Drive     3190 Skinner Mill Road
  City, State                     Augusta, Georgia         Augusta, Georgia
  County                          Richmond                 Richmond
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          82,595                   274,920
  Year Built                      1970                     1973
  Number of Units                 69                       240
  Unit Mix:                        Type            Total    Type              Total
                                  2Br/1Ba           25     1Br/1Ba             57
                                  2Br/2Ba           20     2Br/1.5Ba           75
                                  3Br/2Ba           24     2Br/2Ba             84
                                                           3Br/2Ba             24
  Average Unit Size (SF)          1,197                    1,146
  Land Area (Acre)                4.1100                   23.4300
  Density (Units/Acre)            16.8                     10.2
  Parking Ratio (Spaces/Unit)     N/A                      N/A
  Parking Type (Gr., Cov., etc.)  Open                     Open
CONDITION:                        Average                  Average
APPEAL:                           Average                  Average
AMENITIES:
  Pool/Spa                        No/No                    Yes/No
  Gym Room                        No                       Yes
  Laundry Room                    Yes                      Yes
  Secured Parking                 No                       No
  Sport Courts                    No                       Yes

OCCUPANCY:                        92%                      94%
TRANSACTION DATA:
  Sale Date                       November, 2002           June, 1999
  Sale Price ($)                  $1,800,000               $4,650,000
  Grantor                         Westchester Apartments   Merrick Place Partners
  Grantee                         Mulberry-Westchester     Merrick Place Apartments,
                                  Apartments               LLC
  Sale Documentation              823/209                  651/2093
  Verification                    Public Records           Public Records
  Telephone Number
ESTIMATED PRO-FORMA:              Total $   $/Unit  $/SF    Total $    $/Unit  $/SF
  Potential Gross Income          $457,500  $6,630  $5.54  $1,418,400  $5,910  $5.16
  Vacancy/Credit Loss             $ 36,600  $  530  $0.44  $  141,840  $  591  $0.52
                                  --------------------------------------------------
  Effective Gross Income          $420,900  $6,100  $5.10  $1,276,560  $5,319  $4.64
  Operating Expenses              $225,000  $3,261  $2.72  $  780,000  $3,250  $2.84
                                  --------------------------------------------------
  Net Operating Income            $195,900  $2,839  $2.37  $  496,560  $2,069  $1.81
                                  --------------------------------------------------
NOTES:
  PRICE PER UNIT                           $26,087                    $19,375
  PRICE PER SQUARE FOOT                    $ 21.79                    $ 16.91
  EXPENSE RATIO                               53.5%                      61.1%
  EGIM                                        4.28                       3.64
  OVERALL CAP RATE                           10.88%                     10.68%
  Cap Rate based on Pro Forma
   or Actual Income?                       PRO FORMA                  PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $19,375 to $39,950 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $26,156 to $39,950 per unit with a mean or average adjusted price of $32,686 per unit. The median adjusted price is $32,319 per unit. Based on the following analysis, we have concluded to a value of $32,500 per unit, which results in an "as is" value of $3,900,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

SALES ADJUSTMENT GRID

                                                                   COMPARABLE              COMPARABLE
            DESCRIPTION                      SUBJECT                 I - 1                   I - 2
----------------------------------------------------------------------------------------------------------
  Property Name                      Rocky Creek Apartments  Rocky Creek Apartments  West Eagle Green
  Address                            950 Stevens Creek Road  950 Stevens Creek Road  249 Boy Scout Road
  City                               Augusta, Georgia        Augusta, Georgia        Augusta, Georgia
  Sale Date                                                  Current LOIs            March, 2000
  Sale Price ($)                                             $4,000,000              $6,591,780
  Net Rentable Area (SF)             131,400                 131,400                 150,455
  Number of Units                    120                     120                     165
  Price Per Unit                                             $33,333                 $39,950
  Year Built                         1979                    1979                    1973
  Land Area (Acre)                   9.4400                  10.0000                 11.5200
VALUE ADJUSTMENTS                       DESCRIPTION             DESCRIPTION    ADJ.    DESCRIPTION      ADJ.
  Property Rights Conveyed           Fee Simple Estate       Fee Simple Estate  0%   Fee Simple Estate   0%
  Financing                                                  Cash To Seller     0%   Cash To Seller      0%
  Conditions of Sale                                         Arm's Length       0%   Arm's Length        0%
  Date of Sale (Time)                                        Current LOIs       0%   03-2000             0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                $33,333                   $39,950
  Location                                                   Comparable         0%   Comparable          0%
  Number of Units                    120                     120                0%   165                 0%
  Quality / Appeal                   Good                    Comparable         0%   Comparable          0%
  Age / Condition                    1979                    1979 / Average     0%   1973 / Average      5%
  Occupancy at Sale                  93%                     93%                0%   95%                 0%
  Amenities                          Good                    Comparable         0%   Superior          -10%
  Average Unit Size (SF)             1,095                   1,095              0%   912                 5%
PHYSICAL ADJUSTMENT                                                             0%                       0%
FINAL ADJUSTED VALUE ($/UNIT)                                      $33,333                   $39,950

                                           COMPARABLE              COMPARABLE
            DESCRIPTION                      I - 3                   I - 4
-----------------------------------------------------------------------------------
  Property Name                      Westchester Apartments  Merrick Place
  Address                            2905 Arrowhead Drive    3190 Skinner Mill Road
  City                               Augusta, Georgia        Augusta, Georgia
  Sale Date                          November, 2002          June, 1999
  Sale Price ($)                     $1,800,000              $4,650,000
  Net Rentable Area (SF)             82,595                  274,920
  Number of Units                    69                      240
  Price Per Unit                     $26,087                 $19,375
  Year Built                         1970                    1973
  Land Area (Acre)                   4.1100                  23.4300
VALUE ADJUSTMENTS                      DESCRIPTION      ADJ.  DESCRIPTION       ADJ.
  Property Rights Conveyed           Fee Simple Estate   0%  Fee Simple Estate   0%
  Financing                          Cash To Seller      0%  Cash To Seller      0%
  Conditions of Sale                 Arm's Length        0%  Arm's Length        0%
  Date of Sale (Time)                November, 2002      0%  June, 1999          0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)         $26,087                 $19,375
  Location                           Comparable          0%  Comparable          0%
  Number of Units                    69                  0%  240                20%
  Quality / Appeal                   Comparable          0%  Inferior           10%
  Age / Condition                    1970 / Average      5%  1973 / Average      5%
  Occupancy at Sale                  92%                 0%  94%                 0%
  Amenities                          Inferior           15%  Comparable          0%
  Average Unit Size (SF)             1,197               0%  1,146               0%
PHYSICAL ADJUSTMENT                                     20%                     35%
FINAL ADJUSTED VALUE ($/UNIT)               $31,304                   $26,156

SUMMARY

VALUE RANGE (PER UNIT)                        $26,156 TO $39,950
MEAN (PER UNIT)                               $32,686
MEDIAN (PER UNIT)                             $32,319
VALUE CONCLUSION (PER UNIT)                   $32,500

VALUE INDICATED BY SALES COMPARISON APPROACH             $3,900,000
ROUNDED                                                  $3,900,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                            NOI PER UNIT COMPARISON

                    SALE PRICE            NOI/      SUBJECT NOI
COMPARABLE  NO. OF  ----------          --------  --------------     ADJUSTMENT  INDICATED
   NO.       UNITS  PRICE/UNIT   OAR    NOI/UNIT  SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
----------------------------------------------------------------------------------------
I-1          120    $4,000,000   9.58%  $383,219     $384,570        1.004     $33,451
                    $   33,333          $  3,193     $  3,205
I-2          165    $6,591,780   9.16%  $603,800     $384,570        0.876     $34,987
                    $   39,950          $  3,659     $  3,205
I-3           69    $1,800,000  10.88%  $195,900     $384,570        1.129     $29,446
                    $   26,087          $  2,839     $  3,205
I-4          240    $4,650,000  10.68%  $496,560     $384,570        1.549     $30,011
                    $   19,375          $  2,069     $  3,205

                                   PRICE/UNIT

  Low      High   Average   Median
-----------------------------------
$29,446  $34,987  $31,974  $31,731

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $   32,000
Number of Units                              120
                                      ----------
Value Based on NOI Analysis           $3,840,000
                       Rounded        $3,800,000

The adjusted sales indicate a range of value between $29,446 and $34,987 per unit, with an average of $31,974 per unit. Based on the subject's competitive position within the improved sales, a value of $32,000 per unit is estimated. This indicates an "as is" market value of $3,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE    EFFECTIVE                         SUBJECT
COMPARABLE  NO. OF  ----------  ------------  OPERATING          -------------
   NO.      UNITS   PRICE/UNIT  GROSS INCOME  EXPENSE     OER    PROJECTED OER  EGIM
------------------------------------------------------------------------------------
   I-1       120    $4,000,000   $  801,798    $418,579  52.21%                 4.99
                    $   33,333
   I-2       165    $6,591,780   $1,048,800    $445,000  42.43%                 6.29
                    $   39,950                                      51.05%
   I-3        69    $1,800,000   $  420,900    $225,000  53.46%                 4.28
                    $   26,087
   I-4       240    $4,650,000   $1,276,560    $780,000  61.10%                 3.64
                    $   19,375

                                      EGIM

Low   High  Average  Median
---------------------------
3.64  6.29   4.80     4.63

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                     4.75
Subject EGI                                 $  828,600
                                            ----------
Value Based on EGIM Analysis                $3,935,850
                                Rounded     $3,900,000
                       Value Per Unit       $   32,500

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 51.05% before reserves. The comparable sales indicate a range of expense ratios from 42.43% to 61.10%, while their EGIMs range from 3.64 to 6.29. Overall, we conclude to an EGIM of 4.75, which results in an "as is" value estimate in the EGIM Analysis of $3,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $3,900,000.

            Price Per Unit                    $3,900,000
            NOI Per Unit                      $3,800,000
            EGIM Analysis                     $3,900,000

            Sales Comparison Conclusion       $3,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It i s especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                              Average
              Unit Area  ----------------
Unit Type     (Sq. Ft.)  Per Unit  Per SF  %Occupied
----------------------------------------------------
2Br/2Ba-2A20    1095       $618     $0.56    92.5%

                                  RENT ANALYSIS

                                                                       COMPARABLE RENTS
                                                      ------------------------------------------------
                                                        R-1       R-2        R-3        R-4      R-5
                                                      ------------------------------------------------
                                                      Stevens
                                                       Creek   Ridgecrest Iron Horse Westbury Champion
                                                      Commons  Apartments Apartments   Creek   Pines
                                                      ------------------------------------------------
                                                                  COMPARISON TO SUBJECT
                                      SUBJECT SUBJECT -----------------------------------------------
                         SUBJECT UNIT ACTUAL  ASKING  Slightly                                Slightly
DESCRIPTION                  TYPE      RENT    RENT   Superior  Superior   Inferior  Superior Superior  MIN    MAX   MEDIAN  AVERAGE
------------------------------------------------------------------------------------------------------------------------------------
Monthly Rent             2Br/2Ba-2A20  $  618  $  629  $  645    $  650     $  530    $  635   $  630  $  530 $  650 $  635  $  618
Unit Area (SF)                          1,095   1,095   1,004     1,000      1,028     1,020    1,100   1,000  1,100  1,020   1,030
Monthly Rent Per Sq. Ft.               $ 0.56  $ 0.57  $ 0.64    $ 0.65     $ 0.52    $ 0.62   $ 0.57  $ 0.52 $ 0.65 $ 0.62  $ 0.60

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                               Unit Area     -----------     Monthly  Annual
Unit Type     Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income   Income
-------------------------------------------------------------------------------
2Br/2Ba-2A20        120          1,095      $600     $0.55  $72,000   $864,000
                                                            ------------------
                                                    Total   $72,000   $864,000
                                                            ==================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR 2000      FISCAL YEAR 2001      FISCAL YEAR 2002      FISCAL YEAR 2003
                            -------------------   -------------------   -------------------   -------------------
                                  ACTUAL                ACTUAL                ACTUAL           MANAGEMENT BUDGET
                            -------------------   -------------------   -------------------   -------------------
    DESCRIPTION              TOTAL     PER UNIT    TOTAL     PER UNIT    TOTAL     PER UNIT    TOTAL     PER UNIT
-----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $869,250   $  7,244   $871,183   $  7,260   $840,842   $  7,007   $842,400   $  7,020

  Vacancy                   $ 70,364   $    586   $ 45,540   $    380   $ 61,267   $    511   $ 38,500   $    321
  Credit Loss/Concessions   $ 57,223   $    477   $ 40,868   $    341   $ 22,494   $    187   $ 23,400   $    195
                            -------------------------------------------------------------------------------------
    Subtotal                $127,587   $  1,063   $ 86,408   $    720   $ 83,761   $    698   $ 61,900   $    516

  Laundry Income            $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0
  Garage Revenue            $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0
  Other Misc. Revenue       $ 49,261   $    411   $ 56,117   $    468   $ 44,717   $    373   $ 50,400   $    420
                            -------------------------------------------------------------------------------------
    Subtotal Other Income   $ 49,261   $    411   $ 56,117   $    468   $ 44,717   $    373   $ 50,400   $    420
                            -------------------------------------------------------------------------------------
Effective Gross Income      $790,924   $  6,591   $840,892   $  7,007   $801,798   $  6,682   $830,900   $  6,924

Operating Expenses
  Taxes                     $ 32,952   $    275   $ 32,450   $    270   $ 39,684   $    331   $ 48,945   $    408
  Insurance                 $ 20,007   $    167   $ 25,257   $    210   $ 22,740   $    190   $ 21,894   $    182
  Utilities                 $ 60,439   $    504   $ 52,790   $    440   $ 58,743   $    490   $ 54,000   $    450
  Repair & Maintenance      $ 44,441   $    370   $ 68,333   $    569   $ 60,053   $    500   $ 40,000   $    333
  Cleaning                  $ 67,623   $    564   $ 54,228   $    452   $ 54,942   $    458   $ 48,000   $    400
  Landscaping               $ 14,510   $    121   $ 16,378   $    136   $ 14,875   $    124   $ 36,000   $    300
  Security                  $  7,278   $     61   $  7,375   $     61   $  7,988   $     67   $      0   $      0
  Marketing & Leasing       $ 41,922   $    349   $ 13,418   $    112   $ 15,546   $    130   $ 18,000   $    150
  General Administrative    $129,907   $  1,083   $115,234   $    960   $103,130   $    859   $101,898   $    849
  Management                $ 41,139   $    343   $ 49,021   $    409   $ 40,878   $    341   $ 41,190   $    343
  Miscellaneous             $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0
                            -------------------------------------------------------------------------------------
Total Operating Expenses    $460,218   $  3,835   $434,484   $  3,621   $418,579   $  3,488   $409,927   $  3,416
  Reserves                  $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0
                            -------------------------------------------------------------------------------------
Net Income                  $330,706   $  2,756   $406,408   $  3,387   $383,219   $  3,193   $420,973   $  3,508

                              ANNUALIZED 2003
                            -------------------
                                 PROJECTION              AAA PROJECTION
                            -------------------   ----------------------------
    DESCRIPTION              TOTAL     PER UNIT    TOTAL     PER UNIT     %
-----------------------------------------------------------------------------
Revenues
  Rental Income             $851,412   $  7,095   $864,000   $  7,200   100.0%

  Vacancy                   $ 98,320   $    819   $ 60,480   $    504     7.0%
  Credit Loss/Concessions   $100,912   $    841   $ 25,920   $    216     3.0%
                            -------------------------------------------------
    Subtotal                $199,232   $  1,660   $ 86,400   $    720    10.0%

  Laundry Income            $      0   $      0   $      0   $      0     0.0%
  Garage Revenue            $      0   $      0   $      0   $      0     0.0%
  Other Misc. Revenue       $ 50,652   $    422   $ 51,000   $    425     5.9%
                            -------------------------------------------------
    Subtotal Other Income   $ 50,652   $    422   $ 51,000   $    425     5.9%
                            -------------------------------------------------
Effective Gross Income      $702,832   $  5,857   $828,600   $  6,905   100.0%

Operating Expenses
  Taxes                     $ 51,108   $    426   $ 45,000   $    375     5.4%
  Insurance                 $ 22,240   $    185   $ 22,800   $    190     2.8%
  Utilities                 $ 60,388   $    503   $ 57,000   $    475     6.9%
  Repair & Maintenance      $ 34,996   $    292   $ 51,000   $    425     6.2%
  Cleaning                  $ 58,720   $    489   $ 55,200   $    460     6.7%
  Landscaping               $ 16,700   $    139   $ 16,800   $    140     2.0%
  Security                  $  6,192   $     52   $  7,800   $     65     0.9%
  Marketing & Leasing       $ 17,920   $    149   $ 18,000   $    150     2.2%
  General Administrative    $ 90,456   $    754   $108,000   $    900    13.0%
  Management                $ 36,524   $    304   $ 41,430   $    345     5.0%
  Miscellaneous             $      0   $      0   $      0   $      0     0.0%
                            -------------------------------------------------
Total Operating Expenses    $395,244   $  3,294   $423,030   $  3,525    51.1%
  Reserves                  $      0   $      0   $ 21,000   $    175     5.0%
                            -------------------------------------------------
Net Income                  $307,588   $  2,563   $384,570   $  3,205    46.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $175 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $175 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                    CAPITALIZATION RATES
         ------------------------------------------
              GOING-IN               TERMINAL
         -------------------    -------------------
          LOW           HIGH    LOW           HIGH
---------------------------------------------------
RANGE    6.00%         10.00%  7.00%         10.00%
AVERAGE          8.14%                8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE     OCCUP.  PRICE/UNIT   OAR
-----------------------------------------------------
   I-1     Current LOIs     93%      $33,333    9.58%
   I-2     Mar-00           95%      $39,950    9.16%
   I-3     November, 2002   92%      $26,087   10.88%
   I-4     June, 1999       94%      $19,375   10.68%
   I-5     Jan-00            0%                  N/A
                                        High   10.88%
                                         Low    9.16%
                                     Average   10.08%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $3,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

DISCOUNTED CASH FLOW ANALYSIS

                             ROCKY CREEK APARTMENTS

               YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                    1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $  864,000    $  872,640    $  885,730    $  903,444    $  926,030    $  953,811

  Vacancy                              $   60,480    $   61,085    $   62,001    $   63,241    $   64,822    $   66,767
  Credit Loss                          $   25,920    $   26,179    $   26,572    $   27,103    $   27,781    $   28,614
  Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $   86,400    $   87,264    $   88,573    $   90,344    $   92,603    $   95,381

  Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   51,000    $   51,510    $   52,283    $   53,328    $   54,662    $   56,301
                                       --------------------------------------------------------------------------------
    Subtotal Other Income              $   51,000    $   51,510    $   52,283    $   53,328    $   54,662    $   56,301
                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $  828,600    $  836,886    $  849,439    $  866,428    $  888,089    $  914,731

OPERATING EXPENSES:
  Taxes                                $   45,000    $   46,350    $   47,741    $   49,173    $   50,648    $   52,167
  Insurance                            $   22,800    $   23,484    $   24,189    $   24,914    $   25,662    $   26,431
  Utilities                            $   57,000    $   58,710    $   60,471    $   62,285    $   64,154    $   66,079
  Repair & Maintenance                 $   51,000    $   52,530    $   54,106    $   55,729    $   57,401    $   59,123
  Cleaning                             $   55,200    $   56,856    $   58,562    $   60,319    $   62,128    $   63,992
  Landscaping                          $   16,800    $   17,304    $   17,823    $   18,358    $   18,909    $   19,476
  Security                             $    7,800    $    8,034    $    8,275    $    8,523    $    8,779    $    9,042
  Marketing & Leasing                  $   18,000    $   18,540    $   19,096    $   19,669    $   20,259    $   20,867
  General Administrative               $  108,000    $  111,240    $  114,577    $  118,015    $  121,555    $  125,202
  Management                           $   41,430    $   41,844    $   42,472    $   43,321    $   44,404    $   45,737
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  423,030    $  434,892    $  447,311    $  460,306    $  473,899    $  488,116

  Reserves                             $   21,000    $   21,630    $   22,279    $   22,947    $   23,636    $   24,345
                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $  384,570    $  380,364    $  379,849    $  383,175    $  390,554    $  402,271

  Operating Expense Ratio (% of EGI)         51.1%         52.0%         52.7%         53.1%         53.4%         53.4
  Operating Expense Per Unit           $    3,525    $    3,624    $    3,728    $    3,836    $    3,949    $    4,068

               YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                    7             8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $  982,426    $1,011,898    $1,042,255    $1,073,523    $1,105,729

  Vacancy                              $   68,770    $   70,833    $   72,958    $   75,147    $   77,401
  Credit Loss                          $   29,473    $   30,357    $   31,268    $   32,206    $   33,172
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $   98,243    $  101,190    $  104,226    $  107,352    $  110,573

  Laundry Income                       $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   57,990    $   59,730    $   61,522    $   63,368    $   65,269
                                       ------------------------------------------------------------------
    Subtotal Other Income              $   57,990    $   59,730    $   61,522    $   63,368    $   65,269
                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $  942,173    $  970,439    $  999,552    $1,029,538    $1,060,424

OPERATING EXPENSES:
  Taxes                                $   53,732    $   55,344    $   57,005    $   58,715    $   60,476
  Insurance                            $   27,224    $   28,041    $   28,882    $   29,749    $   30,641
  Utilities                            $   68,061    $   70,103    $   72,206    $   74,372    $   76,603
  Repair & Maintenance                 $   60,897    $   62,724    $   64,605    $   66,543    $   68,540
  Cleaning                             $   65,912    $   67,889    $   69,926    $   72,023    $   74,184
  Landscaping                          $   20,060    $   20,662    $   21,282    $   21,920    $   22,578
  Security                             $    9,314    $    9,593    $    9,881    $   10,177    $   10,483
  Marketing & Leasing                  $   21,493    $   22,138    $   22,802    $   23,486    $   24,190
  General Administrative               $  128,958    $  132,826    $  136,811    $  140,916    $  145,143
  Management                           $   47,109    $   48,522    $   49,978    $   51,477    $   53,021
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  502,759    $  517,842    $  533,377    $  549,378    $  565,860

  Reserves                             $   25,075    $   25,827    $   26,602    $   27,400    $   28,222
                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $  414,339    $  426,769    $  439,573    $  452,760    $  466,342

  Operating Expense Ratio (% of EGI)         53.4%         53.4%         53.4%         53.4%         53.4%
  Operating Expense Per Unit           $    4,190    $    4,315    $    4,445    $    4,578    $    4,715

Estimated Stabilized NOI    $384,570
Months to Stabilized               1
Stabilized Occupancy            93.0%
Sales Expense Rate              2.00%
Discount Rate                  12.00%
Terminal Cap Rate              10.00%

Gross Residual Sale Price     $4,663,425
  Less: Sales Expense         $   93,268
                              ----------
Net Residual Sale Price       $4,570,156

PV of Reversion               $1,471,468
Add: NPV of NOI               $2,384,032
                              ----------
PV Total                      $3,855,500
Deferred Maintenance          $        0
Add: Excess Land              $        0

Other Adjustments             $        0
                              ----------
Value Indicated By "DCF"      $3,855,500
                 Rounded      $3,900,000

                         "DCF" VALUE SENSITIVITY TABLE

                                                DISCOUNT RATE
                           -----------------------------------------------------------
       TOTAL VALUE           11.50%      11.75%      12.00%      12.25%       12.50%
--------------------------------------------------------------------------------------
                    9.50%  $4,058,889  $3,995,235  $3,932,945  $3,871,987   $3,812,326
TERMINAL CAP RATE   9.75%  $4,017,356  $3,954,621  $3,893,230  $3,833,147   $3,774,341
                   10.00%  $3,977,899  $3,916,039  $3,855,500  $3,796,249   $3,738,255
                   10.25%  $3,940,368  $3,879,338  $3,819,610  $3,761,151   $3,703,929
                   10.50%  $3,904,623  $3,844,385  $3,785,430  $3,727,724   $3,671,238

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                             ROCKY CREEK APARTMENTS

                                                 TOTAL     PER SQ. FT.  PER UNIT  %OF EGI
REVENUE
  Base Rent                                   $  864,000     $ 6.58     $ 7,200

  Less: Vacancy & Collection Loss     10.00%  $   86,400     $ 0.66     $   720

  Plus: Other Income
    Laundry Income                            $        0     $ 0.00     $     0   0.00%
    Garage Revenue                            $        0     $ 0.00     $     0   0.00%
    Other Misc. Revenue                       $   51,000     $ 0.39     $   425   6.15%
                                              ----------------------------------------
      Subtotal Other Income                   $   51,000     $ 0.39     $   425   6.15%

EFFECTIVE GROSS INCOME                        $  828,600     $ 6.31     $ 6,905

OPERATING EXPENSES:
  Taxes                                       $   45,000     $ 0.34     $   375   5.43%
  Insurance                                   $   22,800     $ 0.17     $   190   2.75%
  Utilities                                   $   57,000     $ 0.43     $   475   6.88%
  Repair & Maintenance                        $   51,000     $ 0.39     $   425   6.15%
  Cleaning                                    $   55,200     $ 0.42     $   460   6.66%
  Landscaping                                 $   16,800     $ 0.13     $   140   2.03%
  Security                                    $    7,800     $ 0.06     $    65   0.94%
  Marketing & Leasing                         $   18,000     $ 0.14     $   150   2.17%
  General Administrative                      $  108,000     $ 0.82     $   900  13.03%
  Management                           5.00%  $   41,430     $ 0.32     $   345   5.00%
  Miscellaneous                               $        0     $ 0.00     $     0   0.00%

TOTAL OPERATING EXPENSES                      $  423,030     $ 3.22     $ 3,525  51.05%

  Reserves                                    $   21,000     $ 0.16     $   175   2.53%
                                              ----------------------------------------
NET OPERATING INCOME                          $  384,570     $ 2.93     $ 3,205  46.41%

"GOING IN" CAPITALIZATION RATE                      9.50%

VALUE INDICATION                              $4,048,105     $30.81     $33,734

"AS IS" VALUE INDICATION
  (DIRECT CAPITALIZATION APPROACH)            $4,048,105

                           ROUNDED            $4,000,000     $30.44     $33,333

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE    VALUE      ROUNDED     $/UNIT   $/SF
-------------------------------------------------
  8.75%   $4,395,086  $4,400,000  $36,667  $33.49
  9.00%   $4,273,000  $4,300,000  $35,833  $32.72
  9.25%   $4,157,514  $4,200,000  $35,000  $31.96
  9.50%   $4,048,105  $4,000,000  $33,333  $30.44
  9.75%   $3,944,308  $3,900,000  $32,500  $29.68
 10.00%   $3,845,700  $3,800,000  $31,667  $28.92
 10.25%   $3,751,902  $3,800,000  $31,667  $28.92

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $4,000,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

          Discounted Cash Flow Analysis        $3,900,000
          Direct Capitalization Method         $4,000,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $3,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

          Cost Approach                        Not Utilized
          Sales Comparison Approach             $3,900,000
          Income Approach                       $3,900,000
          Reconciled Value                      $3,900,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of June 1, 2003 the market value of the fee simple estate in the property is:

                                   $3,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                               [PICTURE]

EXTERIOR - ENTRANCE DRIVEWAY            EXTERIOR - LEASING/CLUBHOUSE


          [PICTURE]                               [PICTURE]

EXTERIOR - APARTMENT BUILDING           INTERIOR - APARTMENT UNIT


          [PICTURE]                               [PICTURE]

INTERIOR - APARTMENT UNIT               INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                 [PICTURE]

       EXTERIOR - POOL AREA                  EXTERIOR - TENNIS COURT

           [PICTURE]                                 [PICTURE]

EXTERIOR - STORAGE/MAINTENANCE SHED   VIEW OF BBQ/DECK  AND PLAYGROUND AREA

           [PICTURE]                                 [PICTURE]

     VIEW OF CAR WASH AREA            VIEW NORTH ALONG STEVENS CREEK ROAD

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1          COMPARABLE I-2           COMPARABLE I-3
ROCKY CREEK APARTMENTS     WEST EAGLE GREEN       WESTCHESTER APARTMENTS
950 Stevens Creek Road    249 Boy Scout Road       2905 Arrowhead Drive
   Augusta, Georgia        Augusta, Georgia          Augusta, Georgia

      [PICTURE]               [PICTURE]                 [PICTURE]

    COMPARABLE I-4
    MERRICK PLACE
3190 Skinner Mill Road
   Augusta, Georgia

      [PICTURE]                  N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                            COMPARABLE
            DESCRIPTION                             SUBJECT                                    R - 1
------------------------------------------------------------------------------------------------------------------------
   Property Name                   Rocky Creek Apartments                     Stevens Creek Commons
   Management Company              AIMCO                                      Concoran
LOCATION:
   Address                         950 Stevens Creek Road                     100 Bon Air Drive
   City, State                     Augusta, Georgia                           Augusta, Georgia 30907
   County                          Richmond                                   Richmond
   Proximity to Subject                                                       Adjacent to subject.
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)          131,400                                    240,914
   Year Built                      1979                                       1976
   Effective Age                   20                                         27
   Building Structure Type         Brick & Wood Frame                         Brick & Wood Frame
   Parking Type (Gr., Cov., etc.)  Open                                       Open
   Number of Units                 120                                        256
   Unit Mix:                            Type         Unit   Qty.   Mo. Rent     Type          Unit    Qty.      Mo.
                                   1 2Br/2Ba-2A20   1,095    120     $618     1 2Br/2Ba      1,004     166     $645
                                                                              2 1Br/1Ba        825      90     $550

   Average Unit Size (SF)          1,095                                      941
   Unit Breakdown:                   Efficiency             2-Bedroom   100%    Efficiency             2-Bedroom   65%
                                     1-Bedroom              3-Bedroom           1-Bedroom       35%    3-Bedroom
CONDITION:                                                                    Good
APPEAL:                                                                       Good
AMENITIES:

   Unit Amenities                       Attach. Garage       Vaulted Ceiling       Attach. Garage       Vaulted Ceiling
                                     X  Balcony                                 X  Balcony
                                        Fireplace                               X  Fireplace
                                     X  Cable TV Ready                          X  Cable TV Ready
   Project Amenities                 X  Swimming Pool                           X  Swimming Pool
                                        Spa/Jacuzzi       X  Car Wash              Spa/Jacuzzi       X  Car Wash
                                        Basketball Court  X  BBQ Equipment         Basketball Court  X  BBQ Equipment
                                        Volleyball Court     Theater Room          Volleyball Court     Theater Room
                                     X  Sand Volley Ball  X  Meeting Hall          Sand Volley Ball  X  Meeting Hall
                                     X  Tennis Court         Secured Parking    X  Tennis Court         Secured Parking
                                        Racquet Ball         Laundry Room          Racquet Ball         Laundry Room
                                        Jogging Track     X  Business Office       Jogging Track     X  Business Office
                                     X  Gym Room                                   Gym Room

OCCUPANCY:                         93%                                        95%
LEASING DATA:
   Available Leasing Terms         12 Months                                  12 Months
   Concessions
   Pet Deposit                     $200                                       Does Not Accept Pets
   Utilities Paid by Tenant:         X  Electric         X   Natural Gas        X  Electric          X  Natural Gas
                                        Water                Trash                 Water                Trash
   Confirmation
   Telephone Number                Subject                                    706-868-5020
NOTES:



   COMPARISON TO SUBJECT:                                                     Slightly Superior

                                                  COMPARABLE                                  COMPARABLE
            DESCRIPTION                             R - 2                                       R - 3
----------------------------------------------------------------------------------------------------------------------
   Property Name                   Ridgecrest Apartments                      Iron Horse Apartments
   Management Company              McKinley                                   ATC Development
LOCATION:
   Address                         926 Stevens Creek Road                     Stevens Creek Road
   City, State                     Augusta, Georgia 30907                     Augusta, Georgia 30907
   County                          Richmond                                   Richmond
   Proximity to Subject            Adjacent to subject.                       .2 miles NW of subject, on same road.
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)          271,600                                    194,020
   Year Built                      1980                                       1980
   Effective Age                   23                                         23
   Building Structure Type         Brick & Wood Frame                         Wood frame with siding.
   Parking Type (Gr., Cov., etc.)  Open                                       Open
   Number of Units                 280                                        206
   Unit Mix:                         Type         Unit    Qty.      Mo.          Type         Unit     Qty.      Mo.
                                   1 2Br/2Ba     1,000     224     $650       1 2Br/2Ba      1,028      155     $530
                                   2 1Br/1Ba       850      56     $550       2 1Br/1Ba        680       51     $425

   Average Unit Size (SF)          970                                        942
   Unit Breakdown:                   Efficiency            2-Bedroom     80%    Efficiency             2-Bedroom    75%
                                     1-Bedroom        20%  3-Bedroom      0%    1-Bedroom        25%   3-Bedroom
CONDITION:                         Good
APPEAL:                            Good
AMENITIES:

   Unit Amenities                       Attach. Garage       Vaulted Ceiling       Attach. Garage       Vaulted Ceiling
                                     X  Balcony                                    Balcony
                                     X  Fireplace                               X  Fireplace
                                     X  Cable TV Ready                          X  Cable TV Ready
   Project Amenities                 X  Swimming Pool                              Swimming Pool
                                     X  Spa/Jacuzzi       X  Car Wash              Spa/Jacuzzi       X  Car Wash
                                        Basketball Court  X  BBQ Equipment         Basketball Court     BBQ Equipment
                                        Volleyball Court     Theater Room          Volleyball Court     Theater Room
                                        Sand Volley Ball  X  Meeting Hall          Sand Volley Ball     Meeting Hall
                                     X  Tennis Court         Secured Parking       Tennis Court         Secured Parking
                                        Racquet Ball      X  Laundry Room          Racquet Ball         Laundry Room
                                        Jogging Track     X  Business Office       Jogging Track        Business Office
                                     X  Gym Room                                   Gym Room

OCCUPANCY:                         94%                                        92%
LEASING DATA:
   Available Leasing Terms         12 Months                                  12 Months
   Concessions
   Pet Deposit                     $300                                       $200
   Utilities Paid by Tenant:         X  Electric          X  Natural Gas        X  Electric          X  Natural Gas
                                        Water                Trash                 Water                Trash
   Confirmation
   Telephone Number                706-868-0196                               706-736-4748
NOTES:



   COMPARISON TO SUBJECT:          Superior                                   Inferior

                                                  COMPARABLE                                 COMPARABLE
            DESCRIPTION                             R - 4                                      R - 5
--------------------------------------------------------------------------------------------------------------------------
   Property Name                   Westbury Creek                             Champion Pines
   Management Company              Mid-America                                Bradford Group
LOCATION:
   Address                         222 Boy Scout Road                         1500 Champion Pines
   City, State                     Augusta, Georgia                           Augusta, Georgia
   County                          Richmond                                   Richmond
   Proximity to Subject            Approximately 3 miles                      Approximately 3 miles
PHYSICAL CHARACTERISTICS:
   Net Rentable Area (SF)          110,784                                    224,840
   Year Built                      1984                                       1990
   Effective Age                   19                                         13
   Building Structure Type                                                    Frame/Siding
   Parking Type (Gr., Cov., etc.)  Open                                       Open
   Number of Units                 120                                        220
   Unit Mix:                         Type           Unit     Qty.      Mo.       Type          Unit    Qty.       Mo.
                                   1 2Br/2Ba       1,020      96      $635    1 2Br/2Ba       1,100     154      $630
                                   2 1Br/1Ba         688      24      $529    2 1Br/1Ba         840      66      $500

   Average Unit Size (SF)          954                                        1,022
   Unit Breakdown:                   Efficiency             2-Bedroom    80%    Efficiency             2-Bedroom    70%
                                     1-Bedroom       20%    3-Bedroom           1-Bedroom        30%   3-Bedroom
CONDITION:
APPEAL:
AMENITIES:

   Unit Amenities                       Attach. Garage       Vaulted Ceiling       Attach. Garage       Vaulted Ceiling
                                     X  Balcony                                 X  Balcony
                                     X  Fireplace                               X  Fireplace
                                     X  Cable TV Ready                          X  Cable TV Ready
   Project Amenities                 X  Swimming Pool                           X  Swimming Pool
                                        Spa/Jacuzzi       X  Car Wash           X  Spa/Jacuzzi       X  Car Wash
                                        Basketball Court     BBQ Equipment         Basketball Court  X  BBQ Equipment
                                        Volleyball Court     Theater Room          Volleyball Court     Theater Room
                                        Sand Volley Ball     Meeting Hall          Sand Volley Ball  X  Meeting Hall
                                     X  Tennis Court         Secured Parking    X  Tennis Court         Secured Parking
                                        Racquet Ball      X  Laundry Room          Racquet Ball      X  Laundry Room
                                        Jogging Track     X  Business Office       Jogging Track     X  Business Office
                                        Gym Room                                X  Gym Room

OCCUPANCY:                         94%                                        97%
LEASING DATA:
   Available Leasing Terms         12 Months                                  12 months
   Concessions
   Pet Deposit                     $200                                       $150
   Utilities Paid by Tenant:         X  Electric          X  Natural Gas        X  Electric          X  Natural Gas
                                        Water                Trash                 Water                Trash
   Confirmation
   Telephone Number                706-738-1069                               706-733-1600
NOTES:

   COMPARISON TO SUBJECT:          Superior                                   Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1             COMPARABLE R-2            COMPARABLE R-3

STEVENS CREEK COMMONS      RIDGECREST APARTMENTS    IRON HORSE APARTMENTS
  100 Bon Air Drive       926 Stevens Creek Road     Stevens Creek Road
Augusta, Georgia 30907    Augusta, Georgia 30907    Augusta, Georgia 30907

    [PICTURE]                   [PICTURE]                  [PICTURE]

    COMPARABLE R-4            COMPARABLE R-5

    WESTBURY CREEK            CHAMPION PINES
  222 Boy Scout Road       1500 Champion Pines
   Augusta, Georgia          Augusta, Georgia

     [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Phillip McGinnis provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                    -s- Michael Bates
                                                 -----------------------
                                                   Michael Bates, MAI
                                          Assistant Manager, Real Estate Group
                                        State of Georgia, Certified General Real
                                               Property Appraiser #CG00685

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                                 MICHAEL P. BATES, MAI
                           DIRECTOR - HEALTHCARE REAL ESTATE
                                AND ASSISTANT MANAGER,
                                  REAL ESTATE GROUP

POSITION Michael P. Bates is the Assistant Manager of the Atlanta Real Estate Group of American Appraisal Associates, Inc. ("AAA").
              He shares responsibility for the management, quality control, and review of commercial real estate assignments principally in the southeast United States. Mr. Bates is also the national Director - Healthcare Real Estate for AAA and is responsible for the management and valuation process for specialty health care facility assignments.

EXPERIENCE

  Valuation   Mr. Bates has 17 years of commercial appraisal experience. He has performed appraisals in 43 states and Canada, and he is currently a certified general appraiser in 21 states.

  Court Mr. Bates has been accepted as an expert witness and given testimony in federal bankruptcy court in Delaware. He has prepared many other appraisals that were submitted as expert evidence to federal bankruptcy court, but those cases were settled prior to testimony being required. Mr. Bates has testified in property tax appeal cases in California, Missouri, and Texas, and his hospital appraisals have been submitted in tax appeal cases in Pennsylvania, South Carolina, and South Dakota.

  Business Mr. Bates joined AAA in 1997. Prior to joining AAA, he was president of his own valuation company and was previously a vice president for both Gulf/Atlantic Valuation Services, Inc., and Valuation Counselors. Prior to gaining his appraisal experience, Mr. Bates worked seven years in commercial mortgage financing.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

EDUCATION       University of Tennessee - Knoxville
                Master of Business Administration - Finance and Management
                Bachelor of Science - Marketing

STATE           State of Alabama, Certified General Real Property Appraiser,
                #G00503

  CERTIFICATIONS

                State of Arizona, Certified General Real Estate Appraiser,
                #31067

                State of Arkansas, State Certified General Appraiser,
                #CG1414N

                State of California, Certified General Real Estate Appraiser, #AG026120

                State of Colorado, Certified General Appraiser, #CG40023849

                State of Delaware, Certified General Appraiser, #X1-0000352

                State of Florida, Certified General Appraiser, #0002494

                State of Georgia, Certified General Real Property Appraiser, #CG00685

                State of Illinois, State Certified General Real Estate Appraiser, #153001243

                State of Maryland, Certified General Real Estate Appraiser,
                #10814

                State of Michigan, Certified General Appraiser, #1201069262

                State of Mississippi, State Certified General Real Estate Appraiser, #GA-629

                State of New Jersey, General Appraiser, #42KG00195600

                State of New York, Real Estate General Appraiser,
                #46000041317

                State of North Carolina, Certified General Real Estate Appraiser, #A4095

                Commonwealth of Pennsylvania, Certified General Appraiser, #GA001817R

                State of South Carolina, Certified Real Estate Appraiser,
                #CG3059

                State of Tennessee, Certified General Real Estate Appraiser,

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                #00051881

                State of Texas, State Certified General Real Estate Appraiser, #TX-1328483-G

                Commonwealth of Virginia, Certified General Real Estate Appraiser, #4001005254

                State of Washington, Certified General Real Estate Appraiser, #1100998

PROFESSIONAL    Appraisal Institute, MAI Designated Member
  AFFILIATIONS

VALUATION AND   Appraisal Institute
  SPECIAL        All required courses
  COURSES        Standards of Professional Practice, Parts A and B
                 The Appraiser as an Expert Witness: Preparation and Testimony

                 Litigation Appraising: Specialized Topics and Applications Separating Real and Personal Property from Intangible Business Assets

                Specialty Courses
                 Hotel/Motel Valuation and Investment Seminar
                 Valuation of Special-Purpose Properties

PUBLICATIONS    "Estimating Hospital Real Property Values for Ad Valorem Tax
                Purposes," Journal of Property Tax Management, Fall 1997, republished by Appraisal Institute in A Business Enterprise
                Value Anthology, 2001

                Co-authored "Abnormal Investor Returns Resulting from the Burroughs and Memorex Merger," Mergers & Acquisitions, June 1984

AMERICAN APPRAISAL ASSOCIATES, INC.
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
ROCKY CREEK APARTMENTS, AUGUSTA, GEORGIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.